FIRST AMENDMENT TO
                          SHAREHOLDER RIGHTS AGREEMENT

         First Amendment, effective as of December 8, 1999 (this "First Amendment"), to the Shareholder Rights Agreement, dated as of January 30, 1998, between Champps Entertainment, Inc., a Delaware corporation (the "Company"), and American Stock Transfer and Trust Company, a New York trust company (the "Rights Agent") (the "Rights Agreement").

                               W I T N E S S E T H

         WHEREAS, Section 27 of the Rights Agreement provides that prior to the Distribution Date (as defined therein), the Company and the Rights Agent shall, if the Company so directs, amend or supplement any provision of the Rights Agreement as the Company may deem necessary or desirable without the approval of holders of the Company's common stock, par value $.01 per share (the "Common Stock");

         WHEREAS, the Company's Board of Directors have unanimously voted that the Rights Agreement is no longer in the best interests of the holders of the Company's Common Stock; and

         WHEREAS, the Company desires to terminate the Rights Agreement prior to the Final Expiration Date (as defined in the Rights Agreement).

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree that the Rights Agreement is hereby amended as follows:

         1.       Section  7(a) of the Rights  Agreement  is amended by deleting
Section  7(a) in its entirety and replacing it with the following:

         Section 7.  Exercise of Rights; Exercise Price; Expiration Date of
                     Rights.

         (a) Subject to Section 7(e) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced hereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Exercise Price for the total number of one one-hundredths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercised, at or prior to the earlier of (i) the close of business on December 8, 1999 ("Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof (the earlier of (i), (ii) or (iii) being referred to as the "Expiration Date"). Except as set forth in
Section 7(e) hereof and notwithstanding any other provision in this Agreement, any Person who prior to the Distribution Date becomes a record holder of shares of Common Stock may exercise all of the rights of a registered holder of a Right Certificate with respect to the Rights associated with such shares of Common Stock in accordance with the provisions of this Agreement, as of the date such Person becomes a record holder of shares of Common Stock.


         IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the day and year first above written. This First Amendment may be executed in one or more counterparts all of which shall be considered one and the same amendment and each of which shall be deemed to be an original.


                                                     CHAMPPS ENTERTAINMENT, INC.



                                                     By: /s/ Donna L. Depoian
                                                     ---------------------------
                                                     Name:     Donna L. Depoian
                                                     Title:    General Counsel


                                                     AMERICAN STOCK TRANSFER AND
                                                     TRUST COMPANY



                                                     By: /s/ Herbert J. Lemmer
                                                     ---------------------------
                                                     Name:     Herbert J. Lemmer
                                                     Title:       Vice President